(Letterhead of Bennett Jones LLP)





February 20, 2002


Burlington Resources Inc.
5051 Westheimer, Suite 1400
Houston, TX  77056-2124

Burlington Resources Finance Company
3700, 250 - 6 Avenue SW
Calgary, Alberta
T2P 3H7

Ladies and Gentlemen:

Re:      5.7 % Notes due 2007

     We have acted as special Canadian tax counsel to Burlington Resources Inc. ("Burlington Resources"), a corporation organized under the laws of Delaware, U.S.A., and Burlington Resources Finance Company ("Burlington Finance"), an unlimited liability company organized under the laws of Nova Scotia, Canada, in connection with the issuance, on or before February 28, 2002, by Burlington Finance of the 5.7% Notes that will mature on March 1, 2007 (the "Notes"), which are each irrevocably and unconditionally guaranteed by Burlington Resources. At your request, we are rendering our opinion concerning the material Canadian federal income tax consequences applicable to certain purchasers of the Notes. In connection therewith, we reviewed copies of the Registration Statement, and each amendment thereto (Registration No. 333-61600) (such registration statement, together with each document incorporated by reference therein, the "Registration Statement"), as well as the related forms of the Indenture and the Guarantee Agreement, which were filed as exhibits to the Registration Statement, and the form of Notes which is to be filed as an exhibit to the Form 8-K of Burlington Resources, which is to be dated February 21, 2002 and filed with the Securities and Exchange Commission on such date.

     Our opinion is based on the current provisions of the Income Tax Act (Canada) (the "ITA") and the regulations thereunder, our understanding of the current assessing and administrative practices of the Canada Customs and Revenue Agency (the "CCRA") and all specific proposals to amend the ITA and the regulations thereunder which have been publicly announced by the Minister

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of Finance (Canada) before the date hereof. Our opinion does not otherwise take into account or anticipate changes in the law or in the assessment and administrative practices of the CCRA, whether by judicial, governmental or legislative decision or action, nor does it take into account tax legislation or considerations of any province or territory of Canada or any jurisdiction other than Canada. We assume that the obligations contained in the operative documents for the Notes described in the Prospectus forming a part of the Registration Statement and the Prospectus Supplement, dated February 20, 2002, supplementing such Prospectus (the "Prospectus Supplement") to which our opinion relates will be performed in accordance with the terms described therein.

     Based on the foregoing and subject to the assumptions, qualifications and limitations contained therein, we hereby confirm our opinion contained in the Prospectus Supplement under the caption "Canadian Federal Income Tax Considerations."

     We have not considered and render no opinion on any aspect of law other than as expressly set forth above.

     We hereby consent to the filing of this opinion as an exhibit to a Form 8-K to be incorporated by reference into the Registration Statement and the reference to our firm under the caption "Canadian Federal Income Tax Considerations" in the Prospectus Supplement as well as under the caption "Legal Matters" in the Prospectus and Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.



                                     Yours very truly,

                                     /s/  BENNETT JONES LLP